EXHIBIT-99(a)(5)(iii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer

to Purchase dated February 25, 2003 and the related Letter of Transmittal,

and any amendments or supplements to the Offer to Purchase or Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be

in compliance with the laws of that jurisdiction.

In any jurisdiction where the securities, blue sky or other

laws require the Offer to be made by a licensed broker or dealer, the

Offer shall be deemed to be made on behalf of Digitas Inc. by

Morgan Stanley & Co. Incorporated, the dealer manager for the

Offer, or by one or more registered brokers or dealers

licensed under the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

by

Digitas Inc.

Up to 6,426,735 Shares of its Common Stock

At a Purchase Price of $3.89 Per Share

Digitas Inc., a Delaware corporation (“Digitas”), is offering to purchase for cash up to 6,426,735 shares of its common stock, $0.01 par value per share (the “Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 25, 2003 (the “Offer to Purchase”) and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Digitas is inviting its stockholders to tender their Shares at a price of $3.89 per Share (the “Purchase Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the proration and conditional tender provisions.

THE OFFER AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON TUESDAY, MARCH 25, 2003,

UNLESS THE OFFER IS EXTENDED.

The Board of Directors of Digitas has approved the Offer. However, neither Digitas nor its Board of Directors nor the dealer manager is making any recommendation to stockholders as to whether stockholders should tender or refrain from tendering their Shares. Stockholders of Digitas must make their own decision whether to tender their Shares and, if so, how many Shares to tender. Stockholders should discuss whether to tender their Shares with their broker or other financial and tax advisors. One director of Digitas and certain major stockholders affiliated with other directors of Digitas have advised Digitas that they intend to tender a total of 36,977,293 Shares in the Offer, representing approximately 98% of their current holdings. The executive officers of Digitas have advised Digitas that they do not intend to tender any Shares in the Offer.

Digitas will purchase 6,426,735 shares of Digitas common stock properly tendered and not properly withdrawn before the “expiration date” (as defined below), or such lesser number of shares as are properly tendered and not properly withdrawn, at a price of $3.89 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the proration and conditional tender provisions.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price. The term “expiration date” means 5:00 p.m., New York City time, on Tuesday, March 25, 2003, unless Digitas, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the Offer, as so extended by Digitas, shall expire. Digitas reserves the right, in its sole discretion, to purchase more than 6,426,735 Shares under the Offer, subject to applicable legal requirements. For purposes of the Offer, Digitas will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered and not properly withdrawn, subject to the proration and conditional tender provisions of the Offer, only when, as and if Digitas gives oral or written notice to American Stock Transfer & Trust Company, the depositary for the Offer, of its acceptance for payment of such Shares under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an “agent’s message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if more than 6,426,735 Shares, or such greater number of Shares as Digitas may elect to purchase, subject to applicable legal requirements, have been properly tendered and not properly withdrawn prior to the expiration date, Digitas will purchase such properly tendered and not properly withdrawn Shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares. If necessary to permit Digitas to purchase 6,426,735 Shares, Shares conditionally tendered and not properly withdrawn prior to the expiration date (for which the minimum tender condition specified by the stockholder was not initially satisfied) will, to the extent feasible, be selected for purchase by random lot; provided, however, to be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. All other Shares that have been tendered and not purchased will be returned to the stockholders promptly after the expiration date.

Digitas expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Prior to the announcement of this Offer, the Board of Directors of Digitas considered a variety of alternatives for the use of Digitas’ excess cash. After such deliberations, the Board of Directors of Digitas determined that the repurchase of Shares at this time is a prudent use of excess cash and is consistent with the goals of Digitas of providing value to its stockholders and increasing its earnings per share. In particular, Digitas believes that the Offer allows it to return a portion of its cash to stockholders who elect to tender their Shares and provides stockholders (particularly those with large stockholdings) with an opportunity to obtain liquidity with respect to a portion of their Shares.

Tenders of Shares under the Offer are irrevocable, except that tendered Shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Digitas under the Offer, may also  be withdrawn at anytime after 12:00 Midnight, New York City time, on Monday, April 21, 2003. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates to the depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an “eligible guarantor institution” (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by Digitas, in its sole discretion, whose determination will be final and binding on all parties. None of Digitas, American Stock Transfer & Trust Company as the depositary, Innisfree M&A Incorporated as the information agent, Morgan Stanley & Co. Incorporated as the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

In certain circumstances, a tendering stockholder whose Shares are purchased in the Offer may be treated for U.S. federal income tax purposes as having received an amount taxable as a distribution or dividend rather than as a capital gain or loss. Stockholders are strongly encouraged to read the Offer to Purchase for additional information regarding the U.S. federal income tax consequences of participating in the Offer.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal are being mailed promptly to record holders of Shares whose names appear on the stockholder list of Digitas and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS SHOULD READ THEM CAREFULLY BEFORE MAKING ANY DECISION REGARDING THE OFFER.

Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the information agent at the address and telephone number set forth below and will be promptly furnished by Digitas at its expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the depositary.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Morgan Stanley

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

(212) 761-5722 (Call Collect)

(800) 223-2440 ext. 5722 (Call Toll Free)

February 25, 2003